Exhibit 99.2

GW Pharmaceuticals Initiates Pivotal Phase 3 Study of Nabiximols for Multiple Sclerosis-Associated Spasticity

CARLSBAD, Calif., Nov 3, 2020 - GW Pharmaceuticals plc (NASDAQ: GWPH, GW, the Company or the Group), a world leader in the science, development, and commercialization of cannabinoid prescription medicines, along with U.S. subsidiary Greenwich Biosciences, today announced that the Company has initiated the first U.S. Phase 3 clinical trial studying nabiximols for multiple sclerosis (MS)-associated spasticity. Nabiximols, known as Sativex® outside of the U.S. and approved for use to treat MS spasticity in over 25 countries, is a complex botanical medicine formulated from extracts of the cannabis plant administered as an oral spray. Positive results from three previous European Phase 3 clinical studies show nabiximols was well-tolerated and provided continued reductions in patient-reported spasticity for individuals with MS.

This Phase 3 trial is one of five pivotal studies planned for nabiximols in MS spasticity, with the remaining studies on track to commence either later this year or in 2021. GW expects that a positive result in any one of these five studies will enable an NDA submission, potentially as early as mid- next year.

“We are excited that the U.S. Phase 3 clinical program evaluating nabiximols in Multiple Sclerosis spasticity is now recruiting patients, after a delay due to COVID-19. Given the rigorous studies already conducted on the medicine outside of the U.S., and positive discussions with the FDA, we believe that we have a clear path to an NDA submission, potentially as soon as next year, and a significant second product opportunity for GW in the U.S.,” stated Justin Gover, GW’s Chief Executive Officer. “Now is the ideal time to develop nabiximols in the U.S. as research shows a significant percentage of spasticity patients are today self-medicating using unapproved cannabis products to relieve their spasticity.”

“There is a significant need for new treatments to address spasticity in MS patients, a challenging condition with little therapeutic innovation in decades in the United States,” said Dr. Stephen Krieger, Associate Professor of Neurology at the Mount Sinai Hospital. “Nabiximols has the potential to be a rigorously tested and FDA-regulated cannabis-derived medicine for people living with MS. I look forward to participating as an investigator in this study which will evaluate the effect of nabiximols on the frequency of muscle spasms.”

The study is a Phase 3, double-blind, parallel, placebo-controlled study that will evaluate the safety and efficacy of nabiximols for spasm frequency over a 12-week period and is expected to enroll 446 participants. The first patient is now screened and in baseline evaluation.

Beyond this initial study, the Company intends to commence the following additional Phase 3 trials of nabiximols for MS-associated spasticity:

•	Phase 3 muscle tone studies – placebo-controlled cross-over design

•	N=52; Expected start: Q4 2020 (subject to COVID)

•	N=190; Expected start: Q1 2021

•	N=36 (nabiximols responders); Expected start: Q1 2021

•	Phase 3 spasm frequency studies – placebo-controlled parallel group

•	N=~200 (nabiximols responders); Expected start: Q2 2021

About Nabiximols

Nabiximols is in pivotal Phase 3 development in the United States for the treatment of MS spasticity. The U.S. commercial rights are owned by GW. In addition to MS spasticity, GW expects to develop nabiximols in Spinal Cord Injury spasticity.

Nabiximols is a complex botanical medicine formulated from extracts of the cannabis plant that contains the principal cannabinoids THC and CBD and also contains minor constituents, including other cannabinoid and non-cannabinoid plant components, such as terpenes, sterols, and triglycerides. The product is administered as an oral spray.

Nabiximols is known as Sativex® outside of the U.S. and is indicated in numerous countries as a treatment for symptom improvement in adult patients with moderate to severe spasticity due to multiple sclerosis (MS) who have not responded adequately to other anti-spasticity medication and who demonstrate clinically significant improvement in spasticity related symptoms during an initial trial of therapy.1 These approvals were based on multiple pivotal trials conducted in Europe.2 Sativex is currently not approved for any indication in the U.S.

[1]	Sativex Oralmucosal Spray, SmPC, https://www.medicines.org.uk/emc/product/602.
[2]	Markova et al, International Journal of Neuroscience 2019; Novotna et al, European Journal of Neurology 2011; Collin et al, European Journal of Neurology 2007About Nabiximols

About GW Pharmaceuticals plc and Greenwich Biosciences, Inc.

Founded in 1998, GW is a biopharmaceutical company focused on discovering, developing and commercializing novel therapeutics from its proprietary cannabinoid product platform in a broad range of disease areas. The Company’s lead product, EPIDIOLEX® (cannabidiol) oral solution, is commercialized in the U.S. by its U.S. subsidiary Greenwich Biosciences for the treatment of seizures associated with Lennox-Gastaut syndrome (LGS), Dravet syndrome, or tuberous sclerosis complex (TSC) in patients one year of age and older. This product has received approval in the European Union under the tradename EPIDYOLEX® for the adjunctive treatment of seizures associated with LGS or Dravet syndrome in conjunction with clobazam in patients two years and older and is under EMA review for the treatment of TSC. The Company has a deep pipeline of additional cannabinoid product candidates, in particular nabiximols, for which the Company is advancing multiple late-stage clinical programs in order to seek FDA approval in the treatment of spasticity associated with multiple sclerosis and spinal cord injury. The Company has additional cannabinoid product candidates in clinical trials for autism and schizophrenia. For further information, please visit www.gwpharm.com.

Forward-looking statement

This news release contains forward-looking statements that reflect GW’s current expectations regarding future events, including statements regarding the timing of clinical trials, the timing of regulatory filings and approvals, the timing and outcomes of regulatory or intellectual property decisions, and the clinical benefits and commercial potential of nabiximols (marketed as Sativex® outside the US). Actual events could differ materially from those projected herein and depend on a number of factors, including (inter alia), the risks and uncertainties which can be found in GW’s filings with the U.S. Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. GW undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Enquiries:

GW Pharmaceuticals plc
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